Exhibit 99.1

[Manpower Logo]

FOR IMMEDIATE RELEASE	Contact:
Tracy Shilobrit
Manpower Inc.
+1.414.906.6088
tracy.shilobrit@manpower.com

Manpower Inc. Names Marc J. Bolland to Board of Directors

MILWAUKEE, WI, USA (July 29, 2004) – Manpower Inc. (NYSE:MAN) today announced that Marc J. Bolland, executive board member of Heineken N.V. has been appointed to its board of directors, effective immediately.

“Marc’s vast international expertise in operations and brand strategy will be a great asset to the board as we continue to differentiate Manpower as the premium provider of employment services throughout the world’s markets,” said Jeffrey A. Joerres, chairman and CEO of Manpower Inc.

Bolland, who resides in Amsterdam, is responsible for the Heineken brand strategy and the company’s overall marketing strategy. He also has responsibility for Heineken’s operations and business development in the U.S., France, Italy, Spain, the Caribbean and Latin America. Bolland holds a master’s degree in business studies from Groningen University in The Netherlands, and holds additional management certifications from The London Business School and Insead. He is fluent in Dutch, English and German.

During his 18-year tenure with Heineken, one of the largest and most advanced brewers in the world, Bolland has held several key management positions, including managing director for the Heineken Export Group, where he managed a worldwide distributor network in 170 countries; managing director of Heineken Slovakia, where he led a turnaround of formerly state-owned breweries; and sales and marketing director of Vrumona, a Heineken-owned soft drink company and Pepsi bottler.

He is an active board member of the Dutch Center for Trade Development and the American Chamber of Commerce in the Netherlands. He also serves as chairman of the Supervisory Board Hotel de l’Europe Amsterdam.

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Manpower Inc. – Bolland Named to Board of Directors/Page 2

About Manpower

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

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